Exhibit 99.2

HubSpot’s Next Chapter: Yamini Rangan Appointed CEO, Brian Halligan to Step Into Executive Chairman Role

Today, HubSpot announced that our co-founder and current CEO Brian Halligan will step into the role of Executive Chairman and our Chief Customer Officer, Yamini Rangan, will become HubSpot’s CEO, effective September 7, 2021. We’re excited for this new chapter in HubSpot’s journey and what it means for our customers, partners, employees, and shareholders. The combination of our founders’ vision and leadership, with Yamini’s extensive experience scaling high-growth companies, means HubSpot’s future is exceptionally bright.

"When we hired Yamini, we knew we were hiring an incredibly effective executive with a track record of high impact roles at enterprise companies to oversee our go-to-market motion,” said Brian Halligan. “Since day one of her arrival, she’s made our organization better, and while I was out, she led the company with clarity, empathy, and exceptional results. She’s proven she can lead HubSpot, and I’m excited to partner with her for many years to come in my new role as Executive Chairman. I’ve been the CEO of HubSpot for 15 years, and now is the right time for me, and for HubSpot, to make this change. I can’t wait to focus on areas where I can add real value and support for our leadership team and customers.”

[Embedded video - see Annex 1 for transcript]

Yamini joined HubSpot in 2020 as Chief Customer Officer, bringing over 25 years of experience in technology across CRM, ERP, and collaboration markets from companies including Dropbox, Workday, and SAP. Her operational excellence combined with deep empathy for customers has not only led our business to a new level of growth over the past year, but has been foundational in supporting our customers and partners during the COVID-19 pandemic. Yamini has been overseeing day-to-day operations at HubSpot since March 2021, managing Board meetings, the HubSpot earnings call, and key hiring and growth initiatives, working closely with our co-founder & CTO Dharmesh Shah. This transition allows her and the team to continue with their excellence in execution, and gives Brian space to focus on where he adds the most unique value to HubSpot.

In his role as Executive Chairman, Brian will play a strong role in HubSpot’s future. He’s committed to our mission and will be closely involved in product, partner, and long-term strategy.  Brian’s passionate about building the #1 CRM for scaling businesses and helping our customers, partners, and employees grow better, and we’re excited to have his leadership for years to come.

Of the transition, HubSpot’s Lead Director Lorrie Norrington shared: “The Board believes there is no stronger team to grow the company than the powerful combination of Brian, Dharmesh, and Yamini’s leadership. Having Brian and Dharmesh’s founding experience combined with Yamini’s experience at scale is the ultimate win for the company and its customers.”

Of her new role, Yamini Rangan said, “It’s the honor of a lifetime to partner with our founders to write HubSpot’s next chapter. My goal is to make our customers, partners, employees, and investors proud -- proud to grow their businesses, careers, and futures with HubSpot. Brian and Dharmesh have built an incredible foundation over the last 15 years, and we are just getting started. Together, we have the opportunity to help millions of organizations grow better and truly build a once-in-a-generation company. I couldn’t be more excited for the future of HubSpot’s journey.”

Annex 1: Transcript of video embedded in ‘HubSpot’s Next Chapter’ blog post

Brian Halligan: Hi, I’m Brian Halligan. I’m excited to share two great pieces of news with you today. First, I’m coming back to HubSpot stronger than ever. I want to thank all of the HubSpotters who took such incredible care of our customers and the company while I was out--I couldn’t be more proud and grateful. Now while I was out, I’ve thought a lot about how I can add the most value to HubSpot, its customers, partners, employees, everyone. And so I’m going to be coming back in a new role as Executive Chairman of HubSpot. So, the second thing I get to do today is introduce you to HubSpot’s new CEO, Yamini Rangan. Yamini was hired as our Chief Customer Officer and has been running HubSpot in my absence with help from our amazing leadership team. The results she’s delivered speak for themselves, but that’s not the only reason she’s the best pick for this role. Since she arrived, Yamini has made HubSpot better. We want to be the #1 CRM for scaling organizations and Yamini has been living and breathing the CRM space for two decades. She knows the space cold, cares deeply about our customers, and is a seasoned, compassionate executive who has built scale at other terrific companies. Yamini, I’m THRILLED to partner with you to write HubSpot’s next chapter.

Yamini Rangan: Thank you so much, Brian, and I know I speak for everyone at HubSpot when I say I’m so glad you’re doing well and on the mend. I can’t wait to partner with you and Dharmesh to write the next chapter at HubSpot. It’s the honor of a lifetime to be HubSpot’s CEO, and I’m really excited about the journey ahead. I joined HubSpot with a focus on our customers. We have over 120,000 customers globally and I knew you had built an incredible customer base. Having been in your seat for the past few months, one thing is very clear: our customers depend on us for content, community, and a customer experience they truly love. We have a unique opportunity to help millions of organizations grow better. In addition to customers, our culture is the most important asset. Our customers and partners  trust us to build, market, sell, and service a remarkable product, and to do that, HubSpot’s culture has to remain a competitive advantage. I look forward to working with you and Dharmesh to ensure HubSpot is a company people truly love, and to scale a culture our employees are proud to be a part of.

Brian Halligan: A few things stick out to me as remarkably special about Yamini as CEO of HubSpot. First, she’s been in the CRM space for decades. She built and bolstered enterprise-grade power at organizations like Workday and SAP. She also built amazing consumer-grade experiences at Dropbox. Awesome companies. Yamini is inherently curious, and has a growth mindset--the three of us share a commitment to getting better as we grow and learning from both the successes and failures of others and ourselves. Finally, she’s proven without a doubt that she can do this job--our earnings results speak to her exceptional execution, clarity of thinking, and empathetic leadership.

Yamini Rangan: We have a unique opportunity ahead of us--we have incredible customers, a remarkable culture, and an opportunity to do something that few organizations have done really well before. We have the opportunity to build an organization that has massive global impact while maintaining that personal connection with customers. A company that makes long-term strategic bets to win. A company that is a global talent magnet that people thrive and love to be a part of. I am so excited to get started and partner with Brian and Dharmesh to make customers, partners, employees, and investors proud.

Brian Halligan: When Dharmesh and I started HubSpot 15 years ago, our goal was to build a company that future generations would be proud of. We’re still in the very early innings of what HubSpot can become, so I’m excited to join forces with Yamini to write the next chapter of HubSpot’s success.

Yamini Rangan: To our HubSpot customers, partners, employees, and investors: I am really excited to grow better with all of you, let’s do this!